Exhibit 99.1

NAVARRE CORPORATION ANNOUNCES THE

RETIREMENT OF REID PORTER

Diane Lapp Named As Interim CFO

MINNEAPOLIS, MN – October 25, 2011 – Navarre Corporation (Nasdaq: NAVR), a leading distributor, provider of complete logistics solutions, and publisher of computer software, today announced the retirement of J. Reid Porter, its Chief Operating Officer and Chief Financial Officer. Mr. Porter’s retirement will be effective October 28, 2011.

The Company welcomed Mr. Porter as its Chief Financial Officer in December 2005 and later promoted him to Chief Operating Officer in 2010, and Interim Chief Executive Officer from April 2011 through September 2011. During his tenure Mr. Porter oversaw the implementation of a new systems infrastructure and the elimination of over $100 million in debt from the Company’s balance sheet. These efforts were focused on positioning Navarre for growth in new product categories and its expansion into e-commerce fulfillment.

Richard Willis, Chief Executive Officer, commented, “We appreciate Reid’s many contributions to the repositioning of Navarre over the past several years, as well as his assistance and guidance during this transition. All of Navarre joins me in wishing Reid the best in his retirement.”

The Company also announced that, effective October 28, 2011, Diane Lapp will act as Navarre’s Interim Chief Financial Officer. Ms. Lapp was previously the Company’s Vice President of Finance and has been in various leadership positions within Navarre’s finance group since 2003.

About Navarre Corporation

Navarre® is a distributor and provider of complete logistics solutions for traditional and internet-based retail channels. Our solutions support both direct-to-consumer and business-to-business sales. We also publish computer software through our Encore® subsidiary. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota.

Additional Information

Navarre Investor Relations

763-535-8333

ir@navarre.com